Exhibit 99.3

CT COMMUNICATIONS PRESS RELEASE

July 27, 2006
Concord, NC
Jim Hausman
704.722.2410
Ron Marino
704.722.2212
CT Communications Declares Quarterly Dividend
CT Communications, Inc., (Nasdaq: CTCI) declared a quarterly cash dividend on its common stock of $0.10 per share to all shareholders of record as of the close of business on September 1, 2006. The quarterly dividend is payable on September 15, 2006.
CT Communications, Inc., which is headquartered in Concord, NC, is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications and related services, including local and long distance telephone service, Internet and data services and wireless services.